THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 OR REGULATION S UNDER SAID ACT.

SECURED CONVERTIBLE PROMISSORY NOTE

Up to $300,000.00	December3, 2007

FOR VALUE RECEIVED, the undersigned, TELECLICK TECHNOLOGIES, LTD., an Israeli limited company, with an address of 7 Gibori Israel Street, Natanya 42504, Israel ( the “Maker”), promises to pay to the order of POWERRAISE, INC., a Nevada corporation with an address of 1687 West Broadway, Vancouver, B.C., Canada, ( the “Holder,” which term shall also include any permitted assignee of Holder), the principal sum of up to Three Hundred Thousand Dollars ($300,000.00) or so much thereof as may be advanced to Maker from time to time (the “Principal Amount”) on December 3, 2008 (the “Maturity Date”) in accordance with the terms of this Secured Convertible Promissory Note (this “Note”), together with interest, as provided herein.

1. Advances. If funded in full, the proceeds of the loan evidenced by this Note will be advanced to Maker in three (3) separate installments, in accordance with the following terms and conditions:

(a) The Maker acknowledges the payment of Eighty Two Thousand Dollars ($82,000) made to the Maker on November 1, 2007, pursuant to the terms of that certain Letter Agreement, dated October 17, 2007, between the Maker and the Holder, shall be deemed the first advancement under this Note.

(b)  On December 15, 2007, the Holder shall make the second advance under this Note to Maker in the amount of One Hundred Thousand Dollars ($100,000).

(c) On January 15, 2008, the Holder shall make the third advance under this Note to the Maker in the amount of One Hundred Twelve Thousand Dollars ($112,000).

2. Interest Rate and Payments. Interest on the outstanding balance of the Principal Amount shall accrue from the date of this Note (including the $82,000 previously advanced) and shall be due, payable in arrears, together with, at the same time and in the same manner as payment of the Principal Amount, on the Maturity Date. Interest on the outstanding principal balance of this Note shall accrue at the rate of fifteen percent (15%) per annum (the “Interest Rate”). All payments under this Note shall be paid in lawful money of the United States of America during regular business hours at the address of Holder set forth above or at such other place as Holder may from time to time designate in writing.

3. Prepayment. Maker shall have the right to prepay all or any portion of the outstanding Principal Amount and accrued interest thereon at any time without penalty or premium. All payments hereunder when paid shall be applied first to the payment of all accrued interest and the balance shall be applied to principal

4. Conversion. The Holder shall have the right at any time on or prior to the Maturity Date to convert the outstanding balance of the Principal Amount and the accrued balance thereon, in whole or in part, into ordinary shares of the Maker up to an amount equal to ninety nine percent (99%) of the authorized share capital of the Maker on a fully diluted basis. Upon conversion of the entire balance of the Principal Amount and all accrued interest thereon, the Maker shall have no further obligations under this Note. The ordinary shares of the Maker acquired by the Holder upon conversion of this Note are referred to herein as the “Shares.”

5. Representations and Warranties. The Maker represents and warrants to the Holder as follows:

(a)  The Maker is a corporation duly incorporated and validly existing under the laws of the State of Israel.

(b) The Maker has the full power and authority to execute this Note and to consummate the transactions contemplated hereby. No consent of any third party is required in order for the Maker to enter into this Note and perform all of its obligations hereunder, including without limitation, the issuance of the Shares.

(c) This Note has been duly and validly authorized and executed by the board of directors of the Maker and constitutes a valid and binding obligation of the Maker enforceable against the Maker in accordance with the terms of hereof.

(d) The execution, delivery and performance of this Note and any other documents required to be executed and delivered in connection herewith by the Maker does not conflict with, or constitute a default under, any organizational documents or other instruments governing the Maker, any law, regulation or order, or any agreement to which the Maker is a party or by which the Maker or its property is bound.

(e) The Shares shall be fully paid, validly issued ordinary shares of the Maker and shall be unencumbered and free and clear of any preemptive rights, rights of first refusal or any other restrictions and other third party rights.

(f) As of the date hereof, all the issued share capital of the Maker (1,000 Ordinary Shares with NIS 0.01 par value each) is held by Abramovich Trust Company Ltd., the trust company holding the Shares for the benefit of [Dan Aridan]. Neither the Maker nor [Dan Aridan] has any agreements or arrangements with any persons in connection with the issued shares capital of the Maker.

6. Covenants.

(a) The Maker shall not (i) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on its capital stock or (ii) directly or indirectly make any other payment or distribution in respect of its capital stock.

(b) The Maker shall not (i) redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Maker or issue any convertible securities, warrants, rights or options to purchase or acquire any such shares.

(c)  The Maker shall not create, incur, assume or suffer to exist any liability for borrowed money, except borrowings in existence or committed on the date hereof and of which the Maker has informed Holder in writing prior to the date hereof.

(d) The Maker shall not sell, lease or otherwise dispose of any portion of its assets.

(e) The Maker shall not lend money, give credit or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees and affiliates of the Maker.

(f) The Maker shall not assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm, partnership, joint venture or corporation, except by the endorsement of negotiable instruments for deposit or collection and except assumptions, guarantees, endorsements and contingencies.

7. Security Interest. This Note shall be secured by all of Maker's right, title and interest, in and to any and all assets of Maker, whether now existing or hereafter arising or acquired, wherever located, together with all attachments, accessions and equipment now or hereafter affixed thereto or used in connection therewith, all substitutions and replacements thereof, all supporting obligations thereof, and all proceeds thereof.

8. Event of Default and Acceleration. Upon the occurrence and continuance of an Event of Default (hereafter defined), interest shall accrue on the unpaid balance of the Principal Amount at a rate of ___ percent (__%) per month (the “Default Interest Rate”).

(a) In case one or more of the following events (each, an “Event of Default”) (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

(i) Default in the payment, when due or declared due, of any principal or interest payments hereunder.

(ii) Maker makes a general assignment for the benefit of creditors; or, in the absence of such application, consent, acquiescence or action, a trustee, receiver or other custodian is appointed for Maker; or for a substantial part of the property of Maker; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is authorized or instituted by, or instituted against, Maker; or any warrant of attachment or similar legal process is issued against any substantial part of the property of Maker.

(iii) Any representation or warranty made by Maker under this Note shall be untrue or misleading in any respect when made.

(iv) Maker shall have breached any of its covenants and agreements hereunder.
then, in each case where an Event of Default occurs, the Holder, by notice in writing to Maker shall inform Maker of such Event of Default and if such default is not cured within five (5) days from the date such notice is received by Maker, then Holder, may, at its option, declare the outstanding Principal Amount to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

9. Certain Waivers. Maker hereby waives demand, presentment for payment, protest, notice of dishonor and of protest.

10. Governing Law. Maker hereby acknowledges, consents and agrees that the provisions of this Note and the rights of all parties mentioned herein shall be governed by the laws of the State of Israel and interpreted and construed in accordance with such laws.

11. Successors. This Note shall be binding upon Maker and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the 1933 Act).

12. Captions. Titles or captions of sections contained in this Note are inserted only as a matter of convenience and for reference, and in no way are intended to define, limit, extend or describe the scope of this Note or the intent of any provision hereof.

13. Severability. If any one or more of the provisions of this Note or the application thereof shall be declared invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions hereof and any other application thereof shall in no way be affected or impaired.

14.  Notices. Any notice required or permitted under this Note shall be in writing and shall be deemed to have been given on the date of delivery, if personally delivered or delivered by courier, overnight express or other method of verified delivery, to the party to whom notice is to be given, and addressed to the addressee at the address of the addressee set forth herein, or to the most recent address, specified by written notice, given to the sender pursuant to this paragraph.

15. Entire Agreement; Amendments. This Note constitutes the entire agreement of the parties with regard to the subject matter hereof. Any term of this Note may be amended and the observance of any term of this Note may be waived (either general or in a particular instance and either retroactively or prospectively), only with the written consent of Maker and Holder. Any amendment or waiver effected in accordance with this section shall be binding upon Maker and Holder.

16.  Waiver of Jury Trial. EACH PARTY HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY OF ANY CLAIMS OF ANY KIND ARISING UNDER OR RELATING IN ANY WAY TO THIS NOTE. EACH PARTY ACKNOWLEDGES THAT THIS IS A WAIVER OF A LEGAL RIGHT AND REPRESENTS THAT THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL OF SUCH PARTY’S CHOICE OR THE OPPORTUNITY TO CONSULT WITH COUNSEL OF SUCH PARTY’S CHOICE. EACH PARTY HERETO AGREES THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

IN WITNESS WHEREOF, Maker and Holder have executed this Secured Convertible Promissory Note under seal on the day and year first above written.

ATTEST/WITNESS:	MAKER:

TELECLICK TECHNOLOGIES, LTD.

______________________________	By: /s/ Dan Aridan (SEAL)
Name: Dan Aridan Its: Director

ATTEST/WITNESS:	HOLDER:

POWERRAISE, INC.

______________________________	By: /s/ Shlomo Friedman (SEAL) Name: Shlomo Friedman Its: President and Chief Executive Officer